Oppenheimer Small- & Mid-Cap Growth Fund
NSAR Exhibit – Item 77I

Oppenheimer Small- & Mid-Cap Growth Fund (the "Registrant") began offering Class I shares on February 28, 2013.  Post−Effective Amendment No. 19 (2/27/13) to the Registrant's Registration Statement, Accession Number 0000728889-13-000323, which includes the terms of Class I shares, is hereby incorporated by reference in response to Item 77I of the Registrant's Form N−SAR.